UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2007

Electronics For Imaging, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Velocity Way

Foster City, California 94404

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 13, 2007, Electronics For Imaging, Inc. (“EFI”) received an additional Nasdaq Staff Determination notice because of the delay in filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. As previously announced, EFI’s Board of Directors established a special committee to perform an independent investigation of the Company’s historical stock option grant practices. On June 29, 2007, EFI announced the completion of the investigation by the special committee and the remedial actions it is taking in response to the findings and recommendations of the special committee. Also as previously announced, EFI is currently working on the anticipated restatement of previously issued financial statements and plans to become current in its public filings with the Securities and Exchange Commission (“SEC”) as soon as practicable. EFI is currently targeting to become compliant with its SEC filings at the end of the third quarter. This date is subject to revision. Accordingly, EFI was unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 by the deadline for such filing. EFI’s failure to timely file its Form 10-Q serves as an additional basis for delisting EFI’s common stock from The Nasdaq Global Select Market.

Also as previously announced, the Nasdaq Listing and Hearing Review Council notified EFI on May 14, 2007 that it has stayed the action to suspend EFI’s securities from trading on The Nasdaq Stock Market pending further action by the council.

A copy of the press release disclosing receipt of the notice is filed as Exhibit 99.1 to this report and is incorporated in this Item 3.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 17, 2007	ELECTRONICS FOR IMAGING, INC.

	By:	/s/ John Ritchie
	Name:	John Ritchie
	Title:	Chief Financial Officer